                                                                   Exhibit 12.01

            TRAVELERS INSURANCE GROUP HOLDINGS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (IN MILLIONS OF DOLLARS, EXCEPT FOR RATIO)

                                                                 YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------
                                                    2001        2000        1999        1998        1997
                                                  ------      ------      ------      ------      ------
Income before federal income taxes
  and cumulative effect of changes in
  accounting principles                           $1,469      $2,027      $1,915      $1,837      $1,752
Interest                                             122         134         152         161         163
Portion of rentals deemed to be interest              44          44          47          49          55
                                                  ------      ------      ------      ------      ------
Income available for fixed charges                $1,635      $2,205      $2,114      $2,047      $1,970
                                                  ======      ======      ======      ======      ======

Fixed charges:
    Interest                                      $  122      $  134      $  152      $  161      $  163
    Portion of rentals deemed to be interest          44          44          47          49          55
                                                  ------      ------      ------      ------      ------
Total fixed charges                               $  166      $  178      $  199      $  210      $  218
                                                  ======      ======      ======      ======      ======

Ratio of earnings to fixed charges                 9.85x      12.39x      10.62x       9.75x       9.04x
                                                  ------      ------      ------      ------      ------

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.


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